UNITED STATES
                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549
                                                     Registration No.__________
                                                     FORM S-3

                      REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                         Genisys Reservation Systems, Inc.
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                     (Exact name of registrant as specified in its charter)

                                                    New Jersey
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                (State or other jurisdiction of incorporation or organization)

                                                    22-2719541
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                                      (I.R.S. Employer Identification Number)

                2401 Morris Avenue, 3rd Floor, Union, NJ 07083 (908) 810-8767
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(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)

                  John H. Wasko c/o Genisys Reservation Systems, Inc.
                2401 Morris Ave., 3rd Fl., Union, NJ 07083, (908) 810-8767
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(Name, address, including zip code, and telephone number, including area code, of agent for service)

           Approximate           date of  commencement  of proposed  sale to the
                                 public:   As  soon  as  practicable  after  the
                                 Registration Statement is declared effective.

          If              the only securities  being registered on this Form are
                          being   offered   pursuant  to  dividend  or  interest
                          reinvestment plans, please check the following box: o

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: o

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: o

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: o

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: o




                                          CALCULATION OF REGISTRATION FEE


Title of each class of securities to be         Amount to be        Proposed       Proposed maximum         Amount of
registered                                       registered         maximum       aggregate offering      registration
                                                                    offering             price               fee(3)
                                                                   price per
                                                                     share
Shares of Common Stock                            1,000,000         $3.84375          $3,843,750            $1,068.57
$.0001 par value                                   shares             (1)

         Shares of Common Stock             1,500,000 shares        $5.75         (2) $8,625,000            $2,397.75
            underlying Class A
            Redeemable Warrants

         Shares of Common Stock                900,000 shares       $6.75         (2) $6,075,000            $1,688.85
            underlying Class B
            Redeemable Warrants

         TOTAL
            paid on account         $5,155.17

         (1) Calculated, pursuant to Rule 457(c), as the average of the high and low prices as of the closing of trading on March 25, 1999.

         (2) Calculated, pursuant to Rule 457(g)(1), as securities to be offered pursuant to warrants at the price at which the warrants may be exercised.

         (3)  Calculated  pursuant to section 16a of the Securities Act of 1933,
         the  aggregate  proceeds   multiplied  by  .000278  to  arrive  at  the
         registration fee.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                    PROSPECTUS

                                         GENISYS RESERVATION SYSTEMS, INC.

                                         3,400,000 SHARES OF COMMON STOCK

         We are registering 3,400,000 shares of our common stock. The 2,400,000 to be registered represent shares of our common stock underlying already issued redeemable warrants and the remaining 1,000,000 of these shares are being offered by certain selling shareholders as listed below. 1,500,000 of the 2,400,000 shares underlie Class A Redeemable Warrants and 900,000 of the
2,400,000 shares underlie Class B Redeemable Warrants. These warrants were initially offered pursuant to our public offering in March 1997. Since that time, there has been a public market for our company's common stock and the warrants. While we cannot guarantee that such market can be sustained, currently the common stock is being traded on the NASDAQ SmallCap Market under the symbol "NETC", the Class A Redeemable Warrants are being traded under the symbol "NETCW", and the Class B Redeemable Warrants are being traded under the symbol "NETCZ". See Risk Factors "No Assurance of Public Market or Continued NASDAQ SmallCap Market Listing," and "Risk of Penny Stock Regulations" on pages 13-14.

      Here are the Selling Shareholders Who are Offering the 1,000,000 Shares:
                  Yeshiva Beth Hillel of Krasna, Inc. - 400,000
                  James N. Jannello -                   100,000
                  Carmine N. Stella -                    60,000
                  Lunt Legacy L.C. -                     23,250
                  Key L.C.  -                           176,750
                  Aaron Jungreis -                       10,000
                  C.P. Holding Corp. -                  100,000
                  Jeffrey Pasenkoff  -                   10,000
                  Flossie Switzer Deneka  -              10,000
                  Steven Deneka -                        10,000
                  Giuseppe Pappalardo -                 100,000
                                       Total Shares = 1,000,000

         The 1,000,000 shares being offered by the selling shareholders listed above may be sold at anytime. The 2,400,000 shares underlying the Class A Redeemable Warrants and the Class B Redeemable Warrants may be exercised by the holders of the warrant at any time until September 20, 2001. No underwriting arrangements have been entered into by any of the selling shareholders. However, the selling shareholders and those intermediary companies or persons through whom the shares may be sold, may be considered "underwriters" within the meaning of the Securities Act of 1933. Therefore, any profits made or commissions received by the shares offered, may be considered to be underwriting compensation.

         These shares have not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. It's illegal for anyone to tell you otherwise. Also, you should know, that any investment made in these shares offered involves a high degree of risk and you should not invest in them unless you can afford the risk of losing your entire investment. Please read the Risk Factors section on pages 6-15 of this prospectus carefully.

                                                  March __, 1999

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                                     WHERE YOU CAN FIND ADDITIONAL INFORMATION

         The following documents, filed by our company with the Securities and Exchange Commission, are incorporated in this prospectus by reference:

(a) The company's Annual Report on Form 10-KSB for the year ended December 31, 1997, as amended;

(b) The company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998;

(c) The company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998, as amended;

(d) The company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998, as amended;

(e) The company's Form 8-Ks dated October 29, 1998 and January 23, 1999.

(f) The company's Definitive Proxy Statement dated April __, 1999.

(g) The company's Annual Report on Form 10-KSB for the year ended December 31, 1998.

(h) The description of the company's securities contained in the company's Registration Statement under Section 12 of the Exchange Act, and any and all amendments and reports filed for the purpose of updating such description.

         All documents filed by our company have been filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the common stock offered hereby, shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         We will provide without charge to each person to whom this prospectus is delivered, including a beneficial owner, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents), but not delivered with the prospectus. Requests for such copies should be directed to the principal offices of our company at Genisys Reservation Systems, Inc., 2401 Morris Ave., 3rd Fl., Union, NJ 07083, the telephone number is (908) 810-8767.

         If any of the information that is incorporated by reference in the prospectus is sent to security holders, the company will also send any exhibits that are specifically incorporated by reference in that information. The company will identify the reports and other information that it files with the SEC. The public may read and copy any materials the company files with the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, the address of that site is http://www.sec.gov.

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                       OUR COMPANY

         Until June 1998, our main business activity had been the operation of a computerized limousine reservation and payment system for business travelers. The software that we developed enables limousine reservations to be completely computerized which basically means the limousine reservations are entirely automatic and operate without human intervention except for the initial inputting of travel information. We found that this area of business was very specific and we believe that the limousine reservation business was too narrow a business for a public company to continue in and achieve a level of profitability that was satisfactory. We therefore decided, after careful analysis, that it would be better and more profitable for our company to enter into the broader market of the internet travel industry. From November 1998, we have focused exclusively on this new area of the internet travel business following our sale of our computerized limousine reservation system.

         On June 30, 1998, Genisys, through NetCruise Interactive, Inc., acquired a technology license and certain related assets from United Internet Technologies, Inc. (a company formally known as United Leisure Interactive, Inc.) and intellectual properties relating to the travel industry, including the travel web site called "Netcruise.com", in consideration of 2,000,000 shares of Genisys' common stock and two warrants. NetCruise Interactive, Inc., is a New Jersey corporation and a wholly owned subsidiary of our company, formed on July 21, 1998 for the purpose of operating an internet travel business. Each Genisys warrant entitles its holder to purchase 800,000 shares of the common stock of Genisys. One warrant is exercisable for 800,000 shares at $2.50 per share and may be exercised between April 1, 2002 and June 30, 2002, but only if NetCruise achieves profits equal to or exceeding $5 Million for the years 1999, 2000 and 2002. The other warrant is exercisable for 800,000 shares at $6.00 per share and may be exercised between April 1, 2001 and June 30, 2002, but only if NetCruise achieves profits equal to or exceeding $10 Million for the years 1999, 2000 and 2001. Finalization of this transaction is subject to the approval of shareholders of Genisys. See "Material Changes and Recent Developments" on pages 15-21.

Subsequently, on November 5, 1998, in order to facilitate and improve our company's entry into the internet travel business, Genisys purchased all of the assets of Sterling AKG Corp., also known as Sterling Travel, for a total purchase price of 25,000 shares of Genisys' common stock. An additional 17,500 shares will be held in escrow by counsel to Genisys. If Genisys does not achieve $3 Million of gross sales from the Sterling Travel consultants over the initial twelve month period beginning on November 1, 1998 and ending on October 31, 1999, the shares being held in escrow shall immediately be returned to Genisys. If Genisys achieves $3 Million of gross sales from Sterling Travel consultants over that twelve month period, the shares being held in escrow will be released by Genisys. The assets we purchased consist principally of a network of independent travel consultants. Soon thereafter, we also acquired Sammy's Travel World Inc., a full service travel agency, which we hope will add additional licensing and servicing capabilities to our network of Sterling Travel consultants which we acquired through the purchase of the assets of Sterling Travel. See "Material Changes and Recent Developments" on pages 21-23.

         On November 6, 1998, we sold the assets of our computerized limousine reservation system which had been our main business activity, to Gen 02, Inc. Gen O2, Inc. is a company newly formed by a management group led by Mark A. Kenny, a founder, shareholder and a former director of Genisys. This transaction has allowed us to focus our efforts on developing our business into an internet travel business, while still maintaining an interest in the computerized limousine reservation business, through our status as a 32.66% minority shareholder of Gen 02, Inc. See "Material Changes and Recent Developments" on pages 23-26.

         Subsequent to the above described events, a Definitive Proxy Statement was filed with the Securities and Exchange Commission on April ___, 1999, and a shareholders meeting is expected to take place in May 1999. Until that time, we cannot predict whether the shareholders will approve the transactions described above (and in more detail later in this prospectus) thus, making them effective. The Proxy Statement sets forth various items that are to be voted upon in addition to the above described events.

         Additional Items to be voted upon as described in Proxy Statement:

         (1) Ratify the November 6, 1998 sale of our limousine reservation system business to Gen 02, Inc., a newly organized corporation formed by Mark A. Kenny, a former director and founder of the company;

         (2) Amend our company's certificate of incorporation to change its name from Genisys Reservation Systems, Inc. to netcruisetravel.com, inc.;

         (3) Amend and restate our company's authorized common and preferred stock to correct certain inconsistencies in our company's certificate of incorporation;

         (4) Elect our Board of Directors; and

         (5) Ratify the appointment of independent auditors.


We believe that all these transactions and proposals are in the best interest of Genisys.

         If the shareholders approve the acquisition of the technology license and certain related assets from UIT and the sale of the limousine reservation business, the effect to shareholders is a fundamental change in the nature of the business of our company from the limousine reservation business to an internet travel business.


         Genisys's executive offices are located in Union, New Jersey and the telephone number is (908) 810-8767.

                                    RISK FACTORS

         The shares offered in this prospectus involve a high degree of risk. You should only purchase these shares if you can afford the risk of losing your entire investment. Therefore, prior to purchasing any such shares as an investment, you should read the following principal risk factors very carefully. You should also read all of the other information set forth in this prospectus very carefully, including any financial statements, notes to financial statements and any documents referenced in this prospectus. Please remember that there may be other risks and uncertainties not presently known to us or that we currently believe are immaterial.


Our qualified independent auditor's report lists financial losses and our ability to continue as a going concern

         The financial statements have been prepared assuming that we will continue as a going concern. At December 31, 1998, we had incurred an accumulated deficit of $5,579,617 and a working capital deficit of $196,212. There is therefore, substantial doubt as to our ability to continue as a going concern. Furthermore, no assurance can be given that our business strategy will prove successful or that we will operate profitably.

We have limited operations and revenues

Up to July 1, 1997, our operations were limited to market research and development of a software and hardware system for computerizing the limousine reservation and payment process. Since July 1, 1997, we generated limited revenues from the limousine reservation business, particularly in light of our sale of limousine reservation system to Gen 02, Inc. in November 1998. Revenues for the year ended December 31, 1998 were $33,290, representing the initial revenues we generated from our internet travel business. From November 1998 we have focused our operations on the internet travel business, following our sale of our computerized limousine reservation system. No assurance can be given that our internet travel business will achieve commercial feasibility or enable us to achieve profitable operations. See "Material Changes and Recent Developments" on pages 15-26.

Our company is in the development stage.

         We are not sufficiently established to fully evaluate or forecast our prospects for entering into the internet travel business and exiting the limousine reservation business. We are subject to all the risks associated with the creation of a new business and there is no assurance that we will be able to continue to function as a viable entity.

We expect to experience rapid technological changes and experience an increase in cost and competition.

The computer hardware and software industry is relatively new and has undergone, and is expected to continue to undergo, significant and rapid technological changes. Market penetration and customer acceptance of our business will depend upon our ability to develop successful marketing strategies competent marketing force as well as our ability to adapt to rapid technological changes in the industry. We also expect that new competitors may introduce systems or services that are directly or indirectly competitive with those of our company's. Such competitors may succeed in developing systems and services that have greater functionality or are less costly than our systems and services and may be more successful in marketing such systems and services.

We intend to use new internet technology.

We intend to operate an internet travel agency featuring the licensed technology and assets acquired by NetCruise, our wholly owned subsidiary, from UIT. The internet travel industry is relatively new and is expected to experience rapid changes in its technology and service. There are a number of sizable established companies with much greater resources than Genisys' offering travel reservations on the internet; among them are Preview Travel, Travelocity and Expedia Travel. We cannot predict how successful we will be in this new area of operations or, if by focusing a majority of our efforts on this area, we will be able to generate sufficient revenues. Although our newly acquired technology, the "Parallel Addressing Video Technology", which is described more fully on page 17 herein, is fully operational, the internet web site utilizing this technology is currently still being developed. Our management team expects the web site to be fully operational by mid 1999.

We have limited operations of newly acquired internet travel business.

         We have only signed up a limited number of travel consultants acquired from Sterling Travel and have only recently acquired additional licensing and servicing capabilities from Sammy's Travel World Inc. In addition, we do not yet have any internet travel customers. The budgeted cost of becoming operational is expected to be approximately $1,342,000. Of such amount, approximately $198,000 is needed to complete the internet travel web-site. The remainder will be used to produce a television video commercial and purchase media time. Our company believes that it will be able to finance such development, substantially from proceeds of our recent private placement, but there can be no assurance that such funds will be sufficient. No assurance can be given that we will be able to raise any additional funds that may be needed. We cannot predict that a successful transition will be made from the limousine reservation business to the internet travel business.

We may have possible need for additional financing.

         We intend to fund our operations and other capital needs for the next twelve (12) months from the date of this Prospectus substantially from revenues generated by our planned operations and the proceeds of our recent private placement, but there can be no assurance that such funds will be sufficient for these purposes. There can be no assurance that any additional financing will be available, or that it will be available on acceptable terms.


We have no assurance of market acceptance.

         We believe that our internet travel business will gain acceptance among internet users. However, there can be no assurance that a sufficient number of internet users will be willing to utilize our specific technology to enable us to achieve profitable operations. It is impossible to predict whether the technology, licenses and business plan we develop will appeal as a package to internet users. Wide market acceptance will be necessary to generate profits and enable us to continue in the market place.

We are dependent on the internet and third party internet booking systems.

         We are dependent on the internet as a platform to conduct our business. If the internet were to experience technical difficulties that limited the ability of our company to serve information through its world wide web site, limited our customers' access to its world wide web site, or impaired our ability to effectively process information through the internet, our business would be adversely affected.

         In addition, we have and will continue to enter into agreements with outside companies to provide travel content and travel reservation capabilities for integration with our company's world wide web site. There can be no assurance that such agreements will be renewed or, if renewed, will be on favorable terms after their expiration. Moreover if such agreements were to terminate, or if such systems experienced technical difficulties and we were to lose access to such systems, our business would be materially and adversely affected.

We may experience the adverse effect of economic downturn.

         Our system is dependent upon our customers' travel habits and ability to access the internet. In the event there is an economic downturn or change in travel patterns, the company's business could be adversely affected. For example, if the economy declines, the public's ability and desire to travel or take vacations may significantly decrease. A shift in the economic environment may cause the public to limit the number of vacations they take. In addition, the economic strength of the dollar abroad may affect the public's desire to travel abroad, thus possibly limiting their need to search and reserve travel plans on line.

Our current officers and directors can act together to control the actions of our company.

         As of the date hereof, the management of our company owns 2,561,843 shares of common stock. Our officers and directors therefore own or control the voting of 40.4% of our company's then issued and outstanding common stock. There are no cumulative voting rights and directors must be elected by a plurality of the outstanding voting securities entitled to vote. Management is therefore in a position to control the actions of our company. The above does not assume our shareholder approval of the issuance to UIT of 1,100,000 shares of common stock. If shareholders approve the issuance of such shares, then management will own 3,661,843 shares of common stock and will own or control the voting of 57.8% of the company's outstanding common stock. See "Material Changes and Recent Developments" on pages 27-31.

We depend upon our ownership of our travel website and technology license.

         We own the travel website called "Netcruise.com" and the license for "Parallel Addressing Video Technology", along with all of the software, computer systems and licensed intellectual properties related to the travel industry. Our ability to generate revenues depends mainly upon our continued use and ownership rights to this intellectual property. There is no assurance that these intellectual properties will remain free of any infringement nor is there any assurance that the legal protections and precautions taken by us, or available remedies available to us, will be adequate to prevent misappropriation of our company's proprietary information. In addition, these protections do not prevent independent third-party development of functionally equivalent or superior systems, products or methodologies. Moreover, there can be no assurance that third parties will not assert infringement claims against the our

There  are   limitations   upon  our  product   protection  and  possibility  of
infringement.

         We do not have any patents on any of our technology and we rely largely on copyright, our license agreements with customers and our own security procedures, including confidentiality and employee nondisclosure agreements to maintain the trade secrecy of its proprietary information. There can be no assurance that the legal protections and precautions taken by us, or the available remedies, will be adequate to prevent misappropriation of our company's proprietary information. In addition, these protections do not prevent independent third-party development of functionally equivalent or superior systems, products or methodologies. Moreover, there can be no assurance that third parties will not assert infringement claims against our company.

We will experience a high level of competition in the internet travel business.

         The internet travel market is a new and rapidly emerging area. There are a number of sizeable established competitors with much greater resources than our company, offering travel reservations on the internet. Among them are Preview Travel, Travelocity and Expedia Travel. We expect competition to intensify in the future. As the internet continues to displace the traditional travel agency system, we believe that the number of companies involved in providing online travel fulfillment, including travel suppliers, traditional travel agencies and consumer oriented online travel agencies, will increase their efforts to develop services and marketing programs that compete with the company's approach. Many airlines and hotels offer travel services directly through their own world wide web sites, eliminating the need to pay commissions to third parties. Our company is unable to anticipate which other companies are likely to offer competitive services and marketing approaches in the future.

The failure of becoming adequately Year 2000 compliant could materially adversely affect us.

         We are conducting a comprehensive review of our computer systems to identify the systems that could be affected by the "Year 2000" issue and have developed an implementation plan to resolve the issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our programs that have time- sensitive software may recognize the date using "00" as the year 1900 rather than the year 2000 which could cause a system failure or other computer errors, leading to a disruption in operations. No easy technological "quick fix" has yet been developed for this problem. This Year 2000 problem creates risk for us from unforseen problems in its own computer systems and from third parties with whom the company deals on financial transactions. Such failures of our and/or third parties computer systems could have a materially adverse impact on our ability to conduct our business, and especially to process and account for the transfer of funds electronically.

         With the goal of making our Year 2000 compliant, we have developed a four phase implementation plan as follows:

         1.       Inventory phase
         2.       Vendor contact  phase
         3.       Reintegration phase
         4.       Testing phase

         We have budgeted approximately $15,000 to implement this plan and have assigned overall responsibility for the project to our Director of Information Technology. All software currently being developed by us or through third party contractors is being written to be Year 2000 compliant. Our company, with the assistance of outside software contractors, is in the process of changing our accounting system from non-compliant MAS-90 software to a compliant software system. Final implementation of fully tested and operational Year 2000 compliant systems is projected to be completed by the end of the second quarter of 1999. Our banks and lenders have communicated that they will be Year 2000 compliant by the end of 1999. No other third party's Year 2000 compliance is expected to have a material impact on our operations.

We have a need for highly qualified personnel.

         The success of our businesses will depend upon our ability to attract and retain personnel with a wide range of technical capabilities. Competition for such personnel is intense, and is expected to increase in the future. No assurance can be given that we will be able to attract and retain such personnel.

We have not paid dividends on our common stock since inception.

         We have not paid any dividends on our common stock since our company's incorporation and we anticipate that, for the foreseeable future, working capital and earnings, if any, will be retained for use in our business operations and in the expansion of our business. We have no present intention to pay cash dividends on our common stock.

We may potentially have the presence of outside party at directors' meetings

         The underwriting agreement in connection with our March 1997 public offering grants the underwriter the right to appoint a designee to attend all of our directors' meetings for a period of five years. Such person would not owe us or our stockholders any fiduciary duty under state law as would our actual directors and executive officers. While no such person has been appointed to date, no assurance can be given that our company or our stockholders would have any legal remedy against such potential designee if such person were to take any action, such as usurping a corporate opportunity, that might be found to be a breach of fiduciary duty had such action been taken by an actual Director.

We may experience a possible adverse effect of future sales of stock by stockholders

         Of our company's 6,734,694 outstanding shares of common stock prior to the offering of shares contemplated hereby, 2,845,667 shares are "restricted securities" as that term is defined under the Securities Act and in the future may only be sold in compliance with Rule 144 under the Securities Act or pursuant to an effective registration statement. Rule 144 provides, in essence, that a person (including a group of persons whose shares are aggregated) who has satisfied a one-year holding period for such restricted securities may sell within any three-month period, under certain circumstances, an amount of restricted securities which does not exceed the greater of 1% of that class of the company's outstanding securities or the average weekly trading volume of that class of securities during the four calendar weeks prior to such sale. In addition, pursuant to Rule 144, persons who are not affiliated with our company and who have held their restricted securities for at least two years are not subject to the quantity limitations or the manner of sale restriction of the rules.

         To the extent that the holders of such shares of common stock elect to sell them in the public market, there is likely to be a negative effect on the market price of our company's securities and on our ability to obtain additional equity financing. In addition, to the extent that such shares of common stock enter the market, the value of the common stock in the over-the-counter market may be reduced. No predictions can be made as to the effect, if any, that sales or availability for sale of the securities will have on the market price of any such securities, which may prevail from time to time. Nevertheless, the foregoing could adversely affect such prevailing market prices.


We are a party to a pending litigation and intend to indemnify certain persons from our company in relation to such pending litigation.

         In August 1996, we gave notice to one of our former officers, Mr. Steven E. Pollan, that we were canceling 333,216 shares of common stock issued to him at the inception of Corporate Travel Link, Inc., a wholly owned subsidiary of our company, for services he was to have provided to Travel Link and to us. We believe that Mr. Pollan never provided such services. On April 17, 1997, Mr. Pollan filed an action in the United States District Court, District of New Jersey, against our company, Travel Link, Joseph Cutrona, Mark A. Kenny, John H. Wasko, Warren D. Bagatelle, Loeb Partners Corp., John Piscopo, R.D. White & Co., Inc., David W. Sass, McLaughlin & Stern, LLP and Wiss & Company, LLP. (no longer named a defendant), seeking among other things a declaratory judgment that Mr. Pollan is the owner of the 333,216 shares of common stock and for an award of unspecified compensatory and punitive damages.

         Pursuant to an order dated on or about May 22, 1997, Mr. Pollan was permitted to sell 40,000 shares of common stock, and pursuant to a consent order dated on or about August 21, 1997, we agreed to pay a credit card bill in the amount of approximately $22,000 representing allegedly authorized business expenses. Such payment was made without prejudice to our right to seek restitution from other parties for payment of such charges and in November 1998, we received approximately $22,000 in restitution for such payment from a third party.

         We have agreed to indemnify and hold harmless (i) our officers and directors who are named as defendants in such action against any reasonable legal or other expenses incurred in defending this action and (ii) the other defendants in the action, to the fullest extent permitted by law, from any losses, claims, damages, or liabilities arising from such action as well as against any reasonable legal or other expenses incurred in defending such action. No assurances can be given that the company will prevail in this matter or that the company will not be required to pay substantial sums pursuant to such indemnification.

         On December 23, 1997, an individual, Victoria Vogel, filed an action in the Superior Court of New Jersey against us and Joseph Cutrona, a former officer and director of our company, alleging that Mr. Cutrona induced such person to leave her place of employment to assume employment with us. The claim seeks monetary damages based upon an oral promise of employment allegedly made by Mr. Cutrona. We intend to vigorously defend the action and to assert numerous defenses in our answer, however, this action is in its preliminary stages and no assurance can be given as to its ultimate outcome. Mr. Cutrona has agreed to hold us harmless and to indemnify our company from any and all claims of the plaintiff in this action.

There may be possible adverse effects of authorization of preferred stock and anti-takeover effects.

         Our Certificate of Incorporation authorizes the issuance of a maximum of 25,000,000 shares of preferred stock, $.0001 par value, on terms which may be fixed by our Board of Directors without further stockholder action. On March 10, 1998, our board of directors designated 706,000 shares of Series A Preferred Stock. The Series A Preferred Stock which is convertible, in whole or in part, into fully paid and nonassessable common stock is entitled to receive dividends on the same basis with the holders of our common stock. At our sole option, we have the right to redeem all or, from time to time, any number of the then outstanding shares of Series A Preferred Stock at a redemption price of $2.125 per share plus a 10% per year increase in the redemption rate.

         Our Board of Directors has unanimously adopted, subject to shareholder approval, a resolution amending and restating the first paragraph and paragraphs
(a) and (b) of Article FOURTH of our Certificate of Incorporation to amend and restate the provisions of our authorized Preferred Stock to correct certain inconsistencies in such provisions as they now exist. The prior version of the Certificate of Incorporation does not describe the rights of the holders of common stock. The restated version sets forth clearly the voting, dividend, dissolution and liquidation of the common stock consistent with the laws of the State of New Jersey. The description of the Preferred Stock has also been amended to correct certain inconsistencies found in the current version. These included conflicting descriptions of the dividends. Currently, description of the dividend rights is contradictory, as dividends are described as being both cumulative and non-cumulative. The new provision eliminates both descriptions and simply provides that the Board of Directors has the right to determine if dividends will be cumulative or non-cumulative. Also, in the prior revision the Board of Directors has the right to determine liquidation preferences in an amount equal to the par value. This provision is eliminated in the amended version, with the Board of Directors having the right to determine the liquidation preference. These corrections are needed for the Series B Preferred Stock to be issued to UIT as described herein under the section entitled "Material Changes and Recent Developments" on pages 15-20. The amended version also differs from the current Articles of Incorporation in that it gives the Board of Directors the power to determine and fix voting power, declare dividend rights without limitation and to determine the rank of any series of Preferred Stock issued.

         If shareholders do not approve the change in the amended Certificate of Incorporation, it may be difficult for us to utilize the authorized preferred shares for acquisitions, financing, and other proper corporate purposes.

         In addition, the terms of any series of preferred stock, could adversely affect the rights of holders of the common stock. The issuance of preferred stock could make the possible takeover of our company or the removal of our management more difficult, discourage hostile bids for control of our company in which stockholders may receive premiums for their shares of common stock or otherwise dilute the rights of holders of common stock and the market price of the common stock.

There is no assurance of public market or our continued NASDAQ SmallCap Market listing.

         Subsequent to our March 1997 public offering, there has been a public market for our securities. No assurance can be given, however, that such market will be sustained. Our common stock and two classes of redeemable warrants are quoted on the NASDAQ SmallCap Market under the symbols: NETC, NETCW, and NETCZ, respectively. No assurance can be given, however, that we will be able to satisfy the requirements for continued quotation on the NASDAQ SmallCap Market or that such quotation will otherwise continue. If, for any reason, any of such securities become ineligible for continued listing and quotation or a public trading market does not continue, purchasers of such securities may have difficulty selling their securities should they desire to do so.

         In  addition,  we have  inadvertently  caused a  violation  of a Nasdaq
MarketPlace Rule because the issuance of the 2,000,000 shares and warrants to UIT pursuant to the June 1998 acquisition by NetCruise (see "Material Changes and Recent Developments" on page 15), amounted to more than 20% of the issued and outstanding shares of our company and were not approved by shareholders as required by such rule. NASDAQ advised us that our common stock would be delisted as a result of such violation.

         We requested a hearing on the delisting which was held on November 20, 1998. NASDAQ issued its written determination on January 12, 1999 to continue listing the company's securities on The NASDAQ SmallCap Market pursuant to the following conditions:

         Conditions to Continued Listing NASDAQ SmallCaps Market

         1. The UIT transaction must be unwound if shareholders do not ratify the acquisition of the technology license and certain related assets from UIT and approve the issuance of 1,100,000 shares of common stock and two stock purchase warrants to UIT;

         2. We must file a Definitive Proxy Statement with the SEC and NASDAQ on or before a deadline as approved by the SEC. We have requested a July 31, 1999 deadline, but have not received a confirmation of this date; and

         3. We must submit documentation to NASDAQ on or before a deadline as approved by the SEC, evidencing either the receipt of shareholder approval of the issuance of additional shares to UIT or the unwinding of the issuance of additional shares to UIT and purchase of a technology license and certain related assets from UIT. We have not yet received a firm deadline date from the SEC, but expect to have one in April, 1999.

         We cannot predict that the shareholders will vote in favor of the issuance of additional shares to UIT nor that even if the shareholders vote in favor of the issuance of the additional shares, we will be able to continue our listing on the NASDAQ SmallCaps Market. See "Material Changes and Recent Developments" on pages 15-20.

There is a risk of "penny stock" regulations.

         The SEC has adopted regulations which define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. In the future, it is possible that the common stock and/or the redeemable warrants may be deemed to be "penny stocks" as defined by the
Securities and Exchange Act and the rules and regulations promulgated thereunder. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, information on the limited market in penny stocks and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. In addition, the broker-dealer must obtain a written acknowledgment from the customer that such disclosure information was provided and must retain such acknowledgment from the customer for at least three years.

         Further, monthly statements must be sent to the customer disclosing current price information for the penny stock held in the account. While many NASDAQ-listed securities would otherwise be covered by the definition of penny stock, transactions in a NASDAQ-listed security would be exempt from all but the sole market-maker provision for: (1) issuers who have $2 Million in tangible assets ($5 Million if the issuer has not been in continuous operation for three years); (2) transactions in which the customer is an institutional accredited investor; and (3) transactions that are not recommended by the broker-dealer. In addition, transactions in a NASDAQ-listed security directly with a NASDAQ market-maker for such securities would be subject only to the sole market-maker disclosure, and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative.

         The above described rules may materially adversely affect the liquidity for the market of our securities. Such rules may also affect the ability of broker-dealers to sell our securities and may impede the ability of holders (including, specifically, purchasers in this offering) of the common stock, the redeemable warrants and the common stock underlying the redeemable warrants to sell such securities in the secondary market.

Forward-looking statements in this prospectus may prove to be materially inaccurate

         This prospectus contains forward-looking statements that involve risks and uncertainties. The words "anticipate," "estimate," "will," "could," "may," and similar words are intended to identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described above and elsewhere in this prospectus.



                                                  USE OF PROCEEDS

         All net proceeds from the sale of any of the 1,000,000 shares offered by any of the selling shareholders, will go to the selling shareholders who are offering and selling their shares. Accordingly, Genisys will not receive any proceeds from the sale of any of such shares.

         In the event the Class A Redeemable Warrant holders exercise all 1,500,000 of their warrants to purchase 1,500,000 shares of Genisys common stock at $5.75 per share, Genisys will receive in the aggregate, $8,625,000 in proceeds which will be used for general working capital. Similarly, in the event the Class B Redeemable Warrant holders exercise all 900,000 of their warrants to purchase 900,000 shares of Genisys common stock at $6.75 per share, Genisys will receive in the aggregate, $6,075,000 in proceeds which will be used for general working capital.


                                     MATERIAL CHANGES AND RECENT DEVELOPMENTS

           The Business changes and developments set forth below are pending shareholder approval. The company has filed a proxy statement as of ______, 1999, and an annual meeting of shareholders is expected to occur in May, 1999.

Business

         June 30, 1998 Acquisition of Certain Assets of UIT by NetCruise

         As of June 30, 1998, Genisys through NetCruise, a New Jersey corporation and a wholly owned subsidiary of Genisys formed on July 21, 1998, for the purpose of operating an internet travel business, acquired a technology license and certain related assets from UIT in consideration of 2,000,000 shares of Genisys' common stock and two warrants. For purposes of this section, we shall refer to those two warrants granted to UIT by Genisys, as the UIT warrants in order to distinguish them from the Class A Redeemable Warrants and the

Class B Redeemable Warrants, as also described in this prospectus. We hope this will avoid any confusion.

         The UIT Warrants:

                  UIT Warrant #1 - entitles holder to purchase 800,000 shares of Genisys' common stock at $2.50 per share between April 1, 2002 and June 30, 2002, but only if NetCruise achieves profits equal to or exceeding $5 Million for the years 1999, 2000 and 2001.

                  UIT Warrant #2 - entitles holder to purchase 800,000 shares of Genisys' common stock at $6.00 per share between April 1, 2001 and June 30, 2002, but only if NetCruise achieves profits equal to or exceeding $10 Million for the years 1999, 2000 and 2001.

          No value has been placed on the UIT warrants since they are each contingent upon future earnings. Genisys was advised that this issuance of the common stock and the UIT warrants has caused Genisys to inadvertently be in violation of a NASDAQ MarketPlace Rule because the issuance of the shares and UIT warrants amounted to more than 20% of the issued and outstanding shares of Genisys and were not approved by shareholders as required by such rule. NASDAQ advised Genisys that its common stock would be delisted as a result of such violation. Genisys requested a hearing on the delisting which was held on November 20, 1998. NASDAQ issued its written determination on January 12, 1999 to continue listing the company's securities on The NASDAQ SmallCap Market pursuant to the following conditions:

         Conditions to Continued Listing NASDAQ SmallCaps Market

         1. If our shareholders do not ratify the acquisition of the technology license and certain related assets from UIT and approve the issuance of 1,100,000 shares of common stock and two warrants to UIT, the UIT transaction must be unwound;

         2. We must file a Definitive Proxy Statement with the SEC and NASDAQ on or before a deadline as approved by the SEC. We have requested a July 31, 1999 deadline but have not received a confirmation of this date; and

         3. We must submit documentation to NASDAQ on or before a deadline as approved by the SEC, evidencing either the receipt of shareholder approval of the issuance of additional shares to UIT or the unwinding of the issuance of additional shares to UIT and purchase of a technology license and certain related assets from UIT. We have not yet received a firm deadline date from the SEC, but expect to have one by April, 1999.

Genisys and UIT will restructure the transaction by UIT returning to Genisys 1,100,000 shares of common stock (retaining 900,000 shares that are not in violation of the Nasdaq Market Place Rule) and the UIT warrants. Genisys will issue to UIT 1,100,000 shares of non-voting Convertible Series B Preferred Stock, which Series B Preferred Stock is automatically convertible into 1,100,000 shares of Genisys' common stock upon shareholder approval of the issuance of the 1,100,000 shares of common stock and the UIT warrants. The Series B Preferred Stock is non-voting stock and carries a mandatory dividend of $275,000, payable on September 30, 1999 and a mandatory quarterly dividend at the rate of $68,750 commencing with the quarter ended December 31, 1999. No dividend will be payable if the shareholders approve the issuance of the common stock and UIT warrants prior to the time that the dividend is payable. Therefore, the total purchase price in the UIT transaction is 900,000 shares of Genisys' common stock and 1,100,000 shares of its Series B Convertible Preferred Stock. This entire transaction depends upon shareholder approval. If shareholders ratify the acquisition, the Series B Preferred Stock will automatically be converted into 1,100,000 shares of Genisys' common stock and it will issue two UIT warrants, each to purchase 800,000 shares of common stock, the following outline should illustrate the above transaction more clearly:

Outline of UIT Transaction

   1.       Initial Transaction :

(a) Genisys gives 2,000,000 shares of its common stock and 2 warrants to UIT.

(b) This is a Violation of NASDAQ MarketPlace Rules.


(c) End Result: No shareholder approval and UIT owns 2,000,000 shares of Genisys common stock which is above 20% of total outstanding shares of Genisys.

   2.       Remedy Transaction:

a) UIT returns 1,100,000 shares of Genisys' common stock and 2 warrants to Genisys.

b) UIT retains 900,000 shares of the common stock (2,000,000 - 1,100,000 = 900,000).

c) Genisys will give 1,100,000 shares of non voting convertible Series B Preferred Stock which is convertible into 1,100,000 shares of common stock and the 2 warrants upon shareholder approval of the initial transaction to UIT.

(d) This transaction does NOT violate NASDAQ MarketPlace Rules.

(e) End Result: Shareholder approval and UIT owns 2,000,000 shares of Genisys common stock which is above 20% of total outstanding shares of Genisys. If there is no shareholder approval the remedy transaction must be unwound.

(f) If shareholders do not approve the transaction, the remedy transaction must be unwound.

         If shareholders do not ratify the acquisition of the assets and approve the issuance of 2,000,000 shares of common stock and two UIT warrants, the UIT transaction will be unwound. In such event Genisys estimates that the cost to undo the transaction will not exceed $50,000. This estimate includes accounting fees, legal fees, recording fees and employee termination fees.
If the UIT transaction must be unwound, the following shall occur:

         Unwinding of UIT Transaction

         (1) Genisys shall reassign the technology license it has acquired through the transaction and return the related assets to UIT;

         (2) UIT will return to Genisys all stock certificates received pursuant to the UIT transaction;

         (3) Mr. Brian Shuster will return the warrants issued to him by Genisys; and

         (4) Messrs. Brian and Harry Shuster will resign from any officer or director position held by them. In addition, Mr. Brian Shuster's consulting fee shall be pro-rated to the date of his resignation and shall cease as of such date. Reference should be made to Pro Forma Condensed Consolidated Financial Statements as of December 31, 1998 and for the year then ended in Genisys' Form 10-KSB filed as of December 31, 1998, for the effect of undoing the UIT Transaction.

         We are determined to expand into the internet travel business for several reasons. Although we had begun to generate revenues, we found that many limousine providers were resisting the payment of commissions or fees in connection with bookings on its system resulting in a much slower development of revenues for Genisys than was originally anticipated. Management evaluated the cost of operations for a more extended period of time and determined that its available funds would be better spent in other areas of the travel business. We therefore, determined to expand into the internet travel business. As a result, if the shareholders approve the acquisition of the technology license and certain related assets and the sale of the limousine reservation business, the effect to shareholders is a fundamental change in the nature of the business of the company from the limousine reservation business to an internet travel business.

However, it should be noted that Genisys has a lack of operating history with respect to the software relating to the internet travel business, and our web site netcruise.com is still being developed and the site is currently not fully operational, although we expect the site to be fully operational by mid 1999. In addition, Genisys has only signed up a limited number of travel consultants acquired from Sterling Travel and does not yet have any internet travel customers. The budgeted cost of becoming operational is expected to be approximately $1,342,000. Of such amount, approximately $198,000 is needed to complete the web-site. The remainder will be used to produce a television video commercial and purchase media time. Our company believes that it will be able to finance such development substantially from proceeds of our recent private placement, but there can be no assurance that such funds will be sufficient. No assurance can be given that our company will be able to raise any additional funds that may be needed.

Other Assets Acquired By NetCruise in Addition to the "Parallel Addressing Video Technology":

                  X  the Travel Web Site called "Netcruise.com"
                  X travel related software, computer systems and intellectual properties

                  X  computer equipment
                  X multiple video CD's containing  cruise  information
                  X source video tapes of footage of locations and cruise ships.

         In addition, UIT transferred to Genisys its agreement with Internet Travel Network (ITN), of Palo Alto, CA. This agreement provides for a "private label" site on the ITN "booking engine". The agreement expires in April, 1999 and automatically renews for successive one year periods unless either party gives notice, no later than 30 days prior to the end of the period, of its intent not to renew. The ITN "booking engine" is essentially a world wide web based graphical user interface to the airline owned Apollo computerized reservation system. This technology allows a layperson with access to the internet to access the databases and pricing systems used by travel agents to research and procure air, car rental and hotel reservations. By "private labeling" this functionality, Genisys is able to offer its travel consultants access to a leading travel system, while not having to expend Genisys' capital resources which would be required to create its own access. Genisys formed NetCruise as a wholly owned subsidiary for the purpose of operating an internet travel business featuring the technology obtained through this acquisition.

We intend to launch through radio, newspaper, internet and television advertising an aggressive marketing campaign, inviting the general public, along with existing travel agents, to become NetCruise travel consultants, although the "Parallel Addressing Video Technology" is fully operational, the internet web site is still still in the development, and Genisys only has a limited number of travel consultants acquired from Sterling Travel and does not yet have any internet travel customers to date. The goal of Genisys' marketing campaign is to encourage individuals to enroll as independent travel consultants by paying a fee to Genisys. The independent travel consultants, together with the licensing and servicing capabilities acquired by the company through Sammy's Travel World Inc., will then be able to make reservations either through the password protected members only section of the NetCruise website or via fax to, or telephone conversations with, travel agents who work directly for NetCruise. Non-members who visit the NetCruise website will have access to a portion of the site which contains general information about our company, describes the independent travel consultant program and allows the public to request information or enroll as an independent travel consultant. To date, the web site is being used for demonstration purposes and is only accessible by authorized individuals using a password. Genisys expects that the web site will not be fully integrated to support the independent travel consultants until mid 1999.

         We believe we will be successful in encouraging people to pay the subscription fee and sign up as independent travel consultants because as an independent travel consultant, individuals will have an opportunity to earn a commission on all reservations made by them. Airlines, hotels, car rental companies, cruise lines, tour operators and other travel vendors will pay Genisys commissions for all sales generated by it. Such commissions will be shared with the independent travel consultants. We hope to enroll both the general public and existing travel agents. We believe that there is an emerging trend in the travel industry, whereby individuals who are presently travel agents are leaving their salaried positions and moving into positions similar to that of an independent travel consultant with their own home based travel business. We believe that existing travel agents will be drawn to the opportunity to earn commissions, create their own flexible hours, maintain their client base and utilize their existing skills. Other advantages of a home based travel business are no commuting to an office, low overhead, no need to rent expensive airline owned computer reservation system equipment and personal travel benefits. However, there can be no assurance that Genisys' marketing strategy directed to existing travel agents will be successful. The company plans to offer, through a combination of direct response TV, print, radio, and web-based advertising, a CD ROM library of video destinations, a marketing kit which includes a guide to marketing an at-home business, a training manual describing the travel industry, a welcome letter containing a password for the web site and an outline of NetCruise policies and procedures, and full-service support from Genisys' live travel agents.

         We believe that it is important for you to understand our business and the components of our business, especially the "Parallel Addressing Video Technology." This technology consists of a compact disc read only memory or CD ROM, which when used and inserted into a computer, allows the computer's user to access detailed sites on the computer screen of major cruise lines, hotels and travel destinations in a full motion video with stereo sounds. Computer users may view a selected cruise line's banquet room, pool area or ports of the cruise line's destination. For example, a cruise line that goes to Aruba may have a short video on Aruba accessible by simply clicking the computer's mouse on the computer's screen. The NetCruise license for "Parallel Addressing Video Technology" will be accessed through our web site solely by its affiliated travel consultants to see a particular destination in full motion video and stereo audio never before available on the internet, without waiting for a lengthy file download. Utilizing this proprietary technology the NetCruise web site will interact with the individual's personal computer, find the requested video clip on its CD ROM, and play it locally in a clear, full screen mode.
Unlike various forms of streaming video, live media and internet video broadcasts, this technology does not rely on bandwidth as the medium for delivery of video. UIT developed this technology and filed for patents in July 1997. Our web site, netcruise.com, is still in development and management expects it to be fully operational by mid-1999. Although the general public will be able to access much of the site to obtain information and enroll as an independent travel consultant, the company intends that only participating travel consultants who have paid a fee to the company and received a password will be able to access the reservation area of the site. If at any point the individual requires additional expertise, a personal NetCruise travel agent will be available by phone to guide them through the process.

         On November 6, 1998, we sold the assets of our computerized limousine reservation system to Gen O2, Inc., a company newly formed by a management group led by Mark A. Kenny, a founder, shareholder and former director of Genisys. This transaction allows us to concentrate our resources and efforts on the continued build-up of our NetCruise internet travel business. Genisys owns a 32.66% minority interest in Gen O2, Inc. and will receive certain contingent payments on transactions processed by Gen O2, Inc. for a period of five years. A 32.66% minority interest in the new company is also owned by TranspoNet Companies, Inc., a leading developer and owner of software technology for the ground transportation industry. Genisys and TranspoNet will provide limited working capital to Gen O2, Inc. See "November 6, 1998 Acquisition by Gen 02, Inc. of Travel Link" on pages 21-24.

Our management had been exploring a number of ways to more fully and quickly develop our internet travel business, while still maintaining an interest in the limousine reservation business, through its ownership interest in Gen O2, Inc., but with a significant reduction in our resources we had to commit to the reservation operation. Our management believes that the NetCruise internet travel business, which is not compatible with the limousine reservation business, provides Genisys' shareholders with a potential for a greater return in profits and business for Genisys.


         November 5, 1998 Purchase of Assets by Genisys of Sterling Travel

On November 5, 1998, in order to augment our entry into the internet travel business, we entered into an Asset Purchase Agreement with Sterling AKG Corp. d/b/a Sterling Travel, in which we purchased all the assets relating to Sterling Travel's network of independent travel consultants for a total purchase price of 25,000 shares of our common stock which, for accounting purposes, is being valued at $1.50 per share for an aggregate of $37,500. An additional 17,500 shares will be held in escrow by counsel to Genisys. If Genisys does not achieve $3 Million of gross sales from the Sterling Travel consultants over the initial twelve month period beginning on November 1, 1998 and ending on October 31, 1999, the shares being held in escrow shall immediately be returned to Genisys. If Genisys achieves $3 Million of gross sales from Sterling Travel consultants over that twelve month period, the shares being held in escrow will be released by Genisys. The valuation of our stock at $1.50 per share was a negotiated price based upon the value of the stock at the time of the negotiation. It differs from the valuation given to its common stock in the UIT transaction because the valuation was negotiated at a time when the common stock was trading at a lower price.

            Included in the assets purchased by Genisys were a list of the independent (not employees of Sterling Travel) travel consultants (both active and inactive) that had done or are doing business with Sterling Travel and related agreements with such independent travel consultants setting forth the commissions to be earned and operational matters, contacts, files, correspondence, earning records, a data base of former and current customers of Sterling Travel estimated at approximately 20,000 entries, property and equipment, including computers and miscellaneous office supplies.

         Through this November 5, 1998 purchase of Sterling Travel's assets, we will be gaining an additional insight into the online travel business. Sterling Travel's consultants, already experienced in the travel consulting business, will work for us using the newly acquired "Parallel Addressing Video Technology" and speak with potential travelers in setting up travel packages and vacations which will be reserved through a third party affiliated travel reservationist. Sterling Travel consultants will be able to use the "Parallel Addressing Video Technology" to describe to clients, first hand, exactly what the accommodations of a particular hotel or cruise line will look like without having actually visited the destination. This will provide clients with a direct and accurate account of the vacation packages offered to them.

As of February 12, 1999, we also acquired Sammy's Travel World Inc., a full service travel agency serving the northern New Jersey and New York City areas. The purchase price for the acquisition was 36,600 shares of the company's common stock which, for accounting purposes, is being valued at $1.50 per share or an aggregate of $54,900. The company believes that this agency with its team of travel agents will provide the company with licensing and servicing capabilities that will augment and extend the current capabilities of the company, particularly the Sterling Travel consultants. The company believes that this combination of experience and expertise will accelerate its entry into the Internet travel business.

         Since on-line transactions can be faster, less expensive and more convenient than transactions conducted via traditional means, a growing number of consumers are transacting business over the world wide web. Examples of such transactions include buying consumer goods, trading securities, purchasing airline tickets and paying bills. Based upon its research and discussions with individuals knowledgeable in electronic commerce on the world wide web, management believes, 27% of adult world wide web users made on-line purchases in 1997 and that 50% of adult world wide web users will make on-line purchases in 2000. Management believes that as electronic commerce expands, advertisers and direct marketers will increasingly seek to use the world wide web to locate customers, advertise their products and services and facilitate transactions.

Genisys also believes that lodging and airline travel will be a major leader in this market with total on-line travel revenues possibly increasing from $2.1 Billion in 1998 to over $29 Billion by 2003. With travel taking such a large portion of on-line sales, our management expects that the enhanced travel services offered by NetCruise will affect a wide range of internet using consumers enabling NetCruise to become a significant participant in internet travel.

         If our shareholders do not approve the UIT acquisition, we intend to continue our entry into the internet travel business either by negotiating a licensing agreement with UIT for the use of its technology license and certain related assets or by utilizing alternative technologies. In the event that the UIT acquisition is not approved by our shareholders and the November 6, 1998 acquisition by Gen 02, Inc. of Travel Link is approved, Genisys will not own the limousine reservation business but will continue to expand into the internet travel business.

         Our management is confident that there were no conflicts of interest in negotiating the acquisition of the internet travel business and that all negotiations with UIT were at "arms length".

         Based upon the presently outstanding number of shares of common stock of Genisys (6,734,694), UIT would hold 3.6 Million shares (9,434,694 shares outstanding) or approximately 37.7% of its stock, assuming issuance of the full 2 Million shares of common stock (consisting of 900,000 shares of common stock currently held by UIT and an additional 1.1 Million shares of common stock to be issued to UIT upon conversion of the Series B Preferred stock in the event the shareholders approve the UIT acquisition) and exercise of the UIT warrants.

         The acquisition of the technology license and certain related assets as described in the UIT acquisition section herein, will have no immediate tax effect on Genisys.


November 6, 1998 Acquisition by Gen 02, Inc. of Limousine Reservation System

         On November 6, 1998 we entered into an acquisition agreement along with Corporate Travel Link, Inc., a wholly owned subsidiary of Genisys and TranspoNet Companies, Inc., a non-affiliated company, Mark A. Kenny, Paul Murray and Gen 02, Inc. Gen 02, Inc., the purchaser in the transaction, is a newly organized corporation formed by Mark A. Kenny, a former director and founder of Genisys, purchased the limousine reservation business from Genisys. This sale will allow Genisys to concentrate its resources and efforts on the continued build-up of its internet travel business.

         Prior to the current sale, the principal business of Genisys has been the development of a computerized reservation and payment system known as "Genisys Reservation System". The System accepts and processes reservations and payments for ground transportation services made by its customers through computerized reservations systems owned and operated by others, using the trade name "Genisys Reservation System".

         Our management team set revenue objectives for the limousine reservation business and made the decision to review the operation at the end of the third quarter to determine the best approach to maximize utilization of its resources. The limousine reservation business did not meet its revenue objectives and in early September 1998, so we decided to seek a buyer or joint venture partner for our limousine reservation business.

         In addition, although we have begun to generate revenues, we found that many limousine providers were resisting the payment of commission or fees in connection with bookings on its system, resulting in a much slower development of revenues for our company than was originally anticipated. We evaluated the cost of operations for a more extended period of time and determined that our available funds would be better spent in other areas of the travel business. We therefore, determined we would expand into the internet travel business. The acquisition of the technology license and certain related assets and the sale of the limousine reservation business is a fundamental change in the nature of the business of Genisys, from the limousine reservation business to an internet travel business.

Mr. Kenny, is a former director of Genisys and did not participate in the directors analysis and decision to sell the business to Mr. Kenny. As a part of the sale, Genisys will retain 32.66% interest in Gen O2, Inc. and will be loaning to Gen O2, Inc. a $135,000 installment loan and a $40,000 bridge loan. TranspoNet, another 32.66% shareholder of Gen O2, Inc. is providing, commencing December 10, 1998, $20,000 per month to Gen O2, Inc. for an aggregate of $240,000. TranspoNet is not affiliated with Genisys or any of its shareholders. The primary capitalization of Gen 02, Inc., is being provided by the loans from Genisys and TranspoNet. In addition, the sole asset of Gen 02, Inc., is the limousine reservation business. As a result, Genisys will absorb all losses to the extent of the assets transferred. Although there are no minimum contingent payments, the company has begun to receive limited contingent payments from Gen 02, Inc. However, it is possible that Genisys will not receive significant contingent payments from Gen 02, Inc. over the 5 year period. You should note that shareholders are currently being asked to ratify the sale of the limousine reservation business to Gen 02, Inc.

         If the shareholders do not approve the November 6, 1998 acquisition described above, Genisys will have to raise additional capital to bring the limousine reservation business to full operation. No assurance can be given that we will be able to raise such funds.

         We believe that the costs in developing the new line of business is less than the costs required to maintain the limousine reservation business until such time as revenues will be able to cover the costs of operation. Further, we believe that the internet travel business can be brought to market sooner and will provide on a long term basis, a greater return to shareholders.

Under the terms of the sale agreement, as described above, we will sell and transfer certain contractual rights and obligations of Genisys, all of the assets of Travel Link which are utilized in connection with the ownership, operation and marketing of the Genisys Reservation System and its entire ownership interest in ProSoft, Inc. to GenO2, Inc. constituting approximately 20% of the total assets of our company. (At December 31, 1998 Genisys had total assets of $3,440,437. From those total assets, $664,204 were made up of third party investments and advances to Gen O2, Inc.). ProSoft is an 80% owned subsidiary of Genisys which we acquired in June, 1997. ProSoft is a software development company which developed the software for our computerized limousine reservation and payment system. Paul Murray, a former employee of Genisys and president and shareholder of ProSoft, is also a shareholder of Gen O2, Inc.

         Terms of the November 6, 1998 Acquisition:

        The purchase price for accounting purposes was recorded at the net book value of the assets transferred which was $744,122.

         The purchase price consists of:

                   (1) 2,450 shares of Series A Convertible Preferred Stock of Gen O2, Inc.;

                   (2) certain contingent payments over a period of 5 years, totaling $1,080,000 if all payments to Genisys are realized (Although there are no minimum contingent payments, Genisys has begun to receive limited contingent payments from Gen 02, Inc. It is possible however, that we will not receive significant contingent payments from Gen 02, Inc. over the 5 year period); and

                  (3) other significant terms as described below:

                           a. For each completed limousine transaction through the current system from corporate users, a royalty payment of $0.20 per transaction with a $100,000 maximum payment per year.

                           b. For each completed limousine transaction through the Almost Real

                                    Time  System,  also  called the ART  System,
                                    under  development  by the sellers that will
                                    be  directed  toward  leisure  customers,  a
                                    royalty  of  $0.20  per  transaction  with a
                                    $100,000  maximum  payment in the first year
                                    and a $0.30 payment per  transaction  with a
                                    $120,000    maximum    payment    per   year
                                    thereafter.

                           c. If the reservation system and the ART System are merged at any time in the future, the sellers shall receive a royalty payment of $0.25 per completed transaction with a $200,000 maximum payment in the first year and a $220,000 maximum payment per year thereafter.

                           d. If the payments are not reached in a particular year, the payment defined in letters a-c above will have a carry-over to the following year.

                           e. In no event shall any payments defined in letters a-c above be due to the sellers for transactions completed after December 10, 2003.

                           f. Genisys and Corporate Travel Link will provide Gen 02, Inc. with a series of loans. Gen 02, Inc. will grant an equity interest to Genisys and Corporate
                                    Travel equal to 32.66% of the equity of Gen O2, Inc. subject to a certain shareholder agreement. The loans provided by the sellers will include a ninety day secured bridge loan in the amount of $40,000 secured by 22,857 shares of common stock of Genisys owned by Mr. Kenny, a secured loan of $135,000 payable commencing in the second year and secured by 77,143 shares of common stock of Genisys owned by Mr. Kenny.

                           g. Mr. Kenny has also pledged 23,428 shares of Genisys' common stock owned by him to secure the return of a security deposit to the company and 68,000 shares of Genisys' common stock to secure minimum payments which are required to be made by Genisys under certain contracts which were transferred to the Genisys and Corporate Travel in connection with the sale.

                           h. TranspoNet is a 32.66% shareholder of Gen 02, Inc., and has committed to provide funding for the purchasers of up to $240,000 in the form of a series of loans. TranspoNet has a right to convert the unpaid principal of the loans at any time into a maximum number of shares of common stock of the purchasers not to exceed an additional 6% equity interest in the purchaser.

         The Series A Preferred Stock issued to Genisys and TranspoNet in accordance with the transaction are part of a class of preferred stock of Gen O2, Inc. designated as "Series A

Preferred Convertible Stock" and the number of shares of preferred stock constituting such class is 4,900. The shares of Series A Preferred Stock issued to Genisys together with the shares of Series A Preferred Stock issued to TranspoNet constitute all of the authorized shares of the Series A Preferred Stock of Gen O2, Inc. So long as any share of Series A Preferred Stock remains outstanding, Gen O2, Inc. shall not authorize the issuance or issue any additional shares of Series A Preferred Stock or any shares of any series or class of stock ranking senior to, or on a parity with, the Series A Preferred Stock as to rights upon liquidation, dissolution or winding up of Gen O2, Inc. without the prior written consent of at least a majority of the holders of the Series A Preferred Stock.

         The par value of the Series A Preferred Stock is $0.01 per share and no dividends shall be declared or paid on the Series A Preferred Stock. In the event of a voluntary or involuntary liquidation, dissolution or winding up of Gen O2, Inc., the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of Gen O2, Inc. available for distribution to stockholders, before any distribution of assets is made to the holders of any other series or class of stock of Gen O2, Inc., a liquidating preferential distribution in an amount equal to $400.00 per share of Series A Preferred Stock. The holders of the Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the shareholders of Gen O2, Inc. and shall be entitled to one vote for each share of Series A Preferred Stock. The holders of the Series A Preferred Stock shall not have cumulative voting rights. At any time and from time to time, upon notice to Gen O2, Inc., the holders of the Series A Preferred Stock shall be entitled to convert each share of Series A Preferred Stock into one fully paid and non-assessable share of common stock of Gen O2, Inc., subject to adjustments for any stock splits, stock dividends, reverse stock splits or recapitalizations.

         Upon conversion of the Series A Preferred Stock into common stock of Gen O2, Inc., Genisys and TranspoNet will each own 2,450 shares or 32.66% of the issued and outstanding common stock of Gen O2, Inc. It is anticipated that Gen 02, Inc. will issue an additional 2,500 shares of common stock in the near future, thereby diluting the ownership interest of Genisys and TranspoNet in Gen O2, Inc. to 24.5%. Genisys' influence in Gen O2, Inc. is limited to the right to elect one member of a five member Board of Directors.

         If shareholders don't approve the sale of the limousine reservation business as described above, Genisys intends to either find another purchaser of the limousine reservation business or raise additional capital to bring the limousine reservation business to full operation while continuing its entry into the internet travel business. No assurance can be given that Genisys will be able to raise such funds.

         We believe that the sale of the limousine reservation business to Gen O2, Inc. as described above, will have no material tax effect on Genisys.

Other Material Changes and Recent Developments

We are currently asking shareholders to change the name of the company from Genisys Reservation Systems, Inc. to netcruisetravel.com, inc. In addition, the shareholders are being asked to amend and restate our authorized common and preferred stock to correct certain inconsistencies in its certificate of incorporation.

         During the period from December 15, 1998 to January 15, 1998, Genisys completed a private placement of securities pursuant to which it sold 1,000,000 shares of common stock at a price of $1.50 per share or $1,500,000 in the aggregate to the selling shareholders listed on the cover of this prospectus.


Pro Forma Balance Sheet of December 31, 1998 and notes thereto contained in Genisys' Form 10-KSB, as amended.

         Since shareholders are currently being asked to ratify the sale of the limousine reservation system business and since it represents the primary focus of Genisys as of the date of this prospectus, we believe it necessary for you to examine our Pro Forma Balance Sheet as of December 31, 1998. The limousine reservation business did not meet its revenue objectives and would require additional capital infusion, therefore, we decided it would be in the best interest of the shareholders if Genisys were to concentrate its efforts on the NetCruise internet travel business. In addition, reference should be made to the Pro Forma Balance Sheet as of December 31, 1998 and notes thereto contained in the company's Form 10-KSB, as amended, (which gives effect to this transaction as of this date).

Management

         Mark A. Kenny has resigned as a director of Genisys as of November 6, 1998 upon the acquisition of its limousine business by Gen 02, Inc., however, he remains a principal of Gen O2, Inc.

         As part of the June 1998 acquisition, Harry Shuster and his son Brian Shuster have become directors of Genisys and serve as Chairman of the Board and President, respectively, of NetCruise Interactive, Inc., our wholly owned subsidiary.

         Harry Shuster and Brian Shuster are currently directors of UIT. They were elected as directors of Genisys following the UIT transaction pursuant to an acquisition agreement and will serve for three years. In connection with the UIT transaction, Mr. Brian Shuster received two warrants, each entitling him to purchase 200,000 shares of the common stock of Genisys. One warrant is exercisable for 200,000 shares at $2.50 per share and may be exercised between April 1, 2002 and June 30, 2002, but only if NetCruise achieves profits equal to or exceeding $5 Million for the years 1999, 2000 and 2001. The other Warrant is exercisable for 200,000 shares at $6.00 per share and may be exercised between April 1, 2002 and June 30, 2002, but only if NetCruise achieves profits equal to or exceeding $10 Million for the years 1999, 2000 and 2001. In addition, Genisys has agreed to pay Mr. Brian Shuster $5,000 per month for his services as a consultant of NetCruise.

The biographies of Harry Shuster and Brian Shuster as newly appointed directors of the company are as follows:

Harry Shuster has been Chairman of the Board of NetCruise Interactive and a director of Genisys since July, 1998. Mr. Shuster served as Chairman of the Board, President and Chief Executive Officer of United Leisure Corporation, a public company, since April, 1975. Mr. Shuster is also the Chairman of he Board, President and Chief Executive Officer of Grand Havana Enterprise, Inc., a publicly traded company primarily engaged in the business of ownership and operation of private membership restaurants and cigar clubs. Mr. Shuster is also the Chairman of the Board of United Film Distributors, Inc., a privately held independent motion picture production corporation and the General Partner of HEP II, Inc., a limited partnership engaged in the motion picture production business. Mr. Shuster is the father of Mr. Brian Shuster.

         Brian Shuster has been President of NetCruise Interactive and a director of Genisys, since July, 1998. He has served as Chief Executive Officer, President and a director of United Film Distributors, Inc. since its inception in May, 1995. Since he has been with the United Film Distributors, Inc. he has served as the producer of seven films. Prior to joining United Film Distributors, Inc., he served as President of Beverly Hills Producers Group, a private production company, where he produced one motion picture, served as executive producer of another motion picture, and oversaw production of three other films. From 1990 until 1993 Mr. Shuster served as Vice President of Worldwide Entertainment Group, where he also produced three motion pictures. He is also currently a director of ULC and President of UIT. Mr. Shuster is the son of Mr. Harry Shuster.

Principal Stockholders

         The following tabulation shows the security ownership as of March 25, 1999 of (i) each person known to the company to be the beneficial owner of more than 5% of the company's outstanding common stock; (ii) each Director and Officer of the company and (iii) all Directors and Officers as a group. As of March 25, 1999, the company has 6,734, 694 shares of common stock issued and outstanding.

                                            NUMBER OF                  PERCENT
NAME & ADDRESS                              SHARES OWNED               OF CLASS

Loeb Holding Corporation
As Escrow Agent (1)
61 Broadway
New York, NY 10006                           1,188,973                  17.6%

Loeb Holding Corporation (2)
61 Broadway
New York, NY 10006                              98,824                  1.46%

United Internet Technologies, Inc. (7)
18081 Magnolia Avenue
Fountain Valley, CA 92708                      900,000                  13.3%

Warren D. Bagatelle  (1)(2)
Loeb Partners Corporation
61 Broadway
New York, NY 10006                           1,287,797                  19.1%

Mark A. Kenny
Gen O2, Inc.
15 Clyde Road, Suite 201
Somerset, NJ 08873                             324,175                   4.8%

John H. Wasko (4)
Genisys Reservation Systems
2401 Morris Avenue
Union, NJ 07083                                137,046                   2.0%

Lawrence E. Burk (5)
Genisys Reservation Systems
2401 Morris Avenue
Union, NJ 07083                                205,000                   3.0%

S. Charles Tabak (6)
ARC Medical Professional Personnel
36 Route 10W, Suite D
East Hanover, NJ 07936                          22,000                    *

David W. Sass (6)
McLaughlin & Stern, LLP
260 Madison Ave. 18th Fl.
New York, NY 10016                              20,000                    *

Harry Shuster (7)(8)
United Internet Technologies, Inc.
18081 Magnolia Avenue
Fountain Valley, CA 92708                       900,000(3)               13.3%

Brian Shuster(8)
United Internet Technologies, Inc.
18081 Magnolia Avenue
Fountain Valley, CA 92708                        0(3)                     *

Yeshiva Beth Hillel of Krasna, Inc.            400,000                    5.9%
1371 42nd Street
Brooklyn, NY 11219

All Officers and Directors
as a group (7 persons)                       2,571,843(9)                 38%

---------------------
* less than 1%

         (1) Includes 853,679 shares of common stock purchased by Loeb Holding Corporation, as escrow agent for Warren D. Bagatelle, Managing Director of Loeb Partners Corp., HSB Capital (of which Warren Bagatelle is a partner), trusts for the benefit of families of two principals of Loeb Holding Corporation and three unaffiliated persons, 282,353 shares of common stock issuable upon conversion of 282,353 shares of Series A Preferred Stock of the company and 52,941 shares of common stock issuable upon conversion of two Convertible Notes aggregating $112,500. Loeb Holding Corporation disclaims any beneficial interest in these shares.

         (2) Includes 98,824 shares of common stock issuable upon conversion of 98,824 shares of Series A Preferred Stock of Genisys.

         (3) UIT will receive 1,100,000 shares of Series B Preferred Stock, convertible into 1,100,000 shares of common stock if shareholders approve the issuance of 1,100,000 shares of common stock and two Warrants, each entitling the holder to purchase 800,000 shares of common stock. One warrant is exercisable for 800,000 shares at $2.50 per share and may be exercised between April 1, 2002 and June 30, 2002, but only if NetCruise achieves profits equal to or exceeding $5,000,000 for the years 1999, 2000 and 2001. The other Warrant is exercisable for 800,000 shares at $6.00 per share and may be exercised between April 1, 2002 and June 30, 2002, but only if NetCruise achieves profits equal to or exceeding $10,000,000 for the years 1999, 2000 and 2001.

         (4) Includes 14,362 shares of common stock owned of record by Joan E. Wasko, John Wasko's wife, of which Mr. Wasko disclaims beneficial ownership, but of which he may be deemed beneficial owner, a five year option to purchase 35,000 shares of Genisys' common stock at a price of $2.00 per share granted to Mr. Wasko by the company on November 1, 1996, a five year option to purchase an aggregate of 25,000 shares of common stock at a price of $4.75 per share granted on March 12, 1999 and 5,333 shares of common stock issuable upon conversion of Mr. Wasko's prorata share of a Convertible Note in the principal amount of $12,500.

         (5) Includes a five year option to purchase an aggregate of 200,000 shares of common stock at a price of $4.75 per share granted on March 12, 1999.

         (6) Includes a five (5) year option to purchase 15,000 shares of common stock at a price of $4.75 per share granted on March 12, 1999.

          (7) Includes the 900,000 shares of Genisys' common stock owned by UIT. Mr. Harry Shuster is a significant shareholder, director, and Chairman of the Board of UIT and may be deemed the beneificial owner of these shares.

         (8) Does not include two warrants issued in connection with the acquisition of assets from UIT, each entitling Mr. Shuster to purchase 200,000 shares of the company's common stock. One warrant is exercisable for 200,000 shares at $2.50 per share and may be exercised between April 1, 2002 and June 30, 2002, but only if NetCruise achieves profits equal to or exceeding $5,000,000 for the years 1999, 2000 and 2001. The other warrant is exercisable for 200,000 shares at $6.00 per share an may be exercised between April 1, 2002 and June 30, 2002, but only if NetCruise achieves profits equal to or exceeding $10,000,000 for the years 1999, 2000 and 2001.

         (9) Includes all of the options granted to certain officers and directors pursuant to the footnotes numbered 1 - 7 above.

                                    SELLING STOCKHOLDERS

         On December 15, 1998, the following individuals and entities purchased shares of the company's common stock at $1.50 per share for an aggregate purchase price of $1,500,000.
             Yeshiva Beth Hillel of Krasna, Inc. - 400,000
             James N. Jannello -                   100,000
             Carmine N. Stella -                    60,000
             Lunt Legacy L.C. -                     23,250
             Key L.C.  -                           176,750
             Aaron Jungreis -                       10,000
             C.P. Holding Corp. -                  100,000
             Jeffrey Pasenkoff  -                   10,000
             Flossie Switzer Deneka  -              10,000
             Steven Deneka -                        10,000
             Giuseppe Pappalardo -                 100,000
                                  Total Shares = 1,000,000

These selling shareholders are now offering those shares pursuant to this prospectus. Before the offering the selling shareholders together will own 23.6% of the outstanding shares of Genisys.

         In the event the warrant holders of the 1,500,000 Class A Redeemable Warrants or the 900,000 Class B Redeemable Warrants elect to exercise their shares, they may then sell such shares and be considered selling stockholders for purposes of this section. In such an event they shall be entitled to offer those shares pursuant to this prospectus. In the event the Class A Redeemable Warrant holders exercise all of their warrants, they will own 23.8% of the outstanding shares of Genisys common stock, prior to any offering of such shares. In the event the Class B Redeemable Warrant holders exercise all of their warrants, they will own 14.3% of the outstanding shares of Genisys common stock, prior to any offering of such shares. The expiration date of the Class A Warrants and the Class B Warrants is September 20, 2001.

         We believe in order to fully understand your investment with our company, the terms of the Class A and B Redeemable Warrants should be clear and understandable.

         Description of Class A and B Redeemable Warrants

                  X Each Class A Redeemable Warrant entitles the holder to purchase one share of common stock at a purchase price equal to $5.75 per share.

                  X Each Class B Redeemable Warrant entitles the holder to purchase one share of common stock at a purchase price equal to $6.75 per share.

                  X Genisys, since March 27, 1998, has had the right at any time to redeem all, but not less than all, of :

                           X the Class A Redeemable Warrants at a price equal to
                  $.20 per Class A Redeemable Warrant

                           X the Class B Redeemable Warrants at a price equal to
                  $.10 per Class B Redeemable Warrant

                  X For Genisys to redeem all the Class A or B Redeemable Warrants the following must occur:
                           X  the  closing   bid  price  of  the  common   stock
                  underlying the Class A Redeemable Warrants equals or exceeds $6.25 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date the company gives its notice to redeem such stock

                  For example, if Genisys were to redeem the stock, between March 31, 1999 and May 11, 1999 there are 30 consecutive days in which the stock market is open and trading. The Class A Warrant must be trading at or above $6.25 per share for a total of 20 days of those 30 days,which need not be consecutive. May 11, 1999 must be the fifth trading day prior to the date Genisys gives notice of its redemption. That means that Genisys must give its notice of redemption on May 18, 1999.

                            X  the  closing  bid  price  of  the  common   stock
                  underlying the Class B Redeemable Warrants equals or exceeds $7.25 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date the company gives its notice to redeem such stock.

         The company will not receive any proceeds from the sale of the securities by the selling stockholders.


                                               PLAN OF DISTRIBUTION

          The shares offered by the selling shareholders may be sold at any time by them, or by pledgees, donees, transferees or other successors to their interest, at their sole discretion. Such sales may be made on NASDAQ at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares offered by the selling stockholders are not being underwritten.

         In general, the shares may be sold by one or more of the following means:

                   (1) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

                  (2) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

                  (3) an exchange distribution in accordance with the rules of such exchange (if the securities are then listed on an exchange);

                  (4) ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

                  (5) other securities transactions.

         In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately prior to the sale. No commissions or other fees shall be payable by Genisys to any broker or dealer in connection with this offering. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in connection with such sales.

         The company has advised the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities and Exchange Act may apply to their sales in the market, has furnished the selling stockholders with a copy of Regulation M and has informed them of the need for delivery of copies of this prospectus.

                                                   LEGAL MATTERS

         Our lawyers, McLaughlin and Stern, LLP, will issue an opinion on the validity of the shares for the selling shareholders and for the company. David
W. Sass, a member of said firm, is a director and shareholder of Genisys.


                                                      EXPERTS

         The Financial Statements of the company, for the periods indicated in their report are incorporated by reference in this prospectus and have been reported on by Wiss & Company, LLP, independent certified public accountants. Their report contains an explanatory paragraph regarding an uncertainty as to the company's ability to continue as a going concern.


                                       DISCLOSURE OF COMMISSION POSITION ON
                                  INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         No dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus. If given or made, you must not rely on such information or representations as having been authorized by our company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer or solicitation of an offer to buy any securities by any person in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this prospectus shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of this prospectus.
                                                    -----------

                                                 TABLE OF CONTENTS

                                                                          Page
Available Information . . . . . . . . . . . . . . . . . . . . . . . . .   2-3
Incorporation of Certain Documents  . . . . . . . . . . . . . . . . .     2-3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
Material Changes and Recent Developments . . . . . . . . . . . . . . .   15-31
Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . .    31
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . .    33
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34


                                                    -----------

    Until ___ , 1999 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                        GENISYS RESERVATIONS SYSTEMS, INC.

                                         3,400,000 Shares of Common Stock
                                            -----------------

                                                    PROSPECTUS

                                                 -----------------



                                                  March __, 1999

                                                      PART II

                                      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The expenses of this offering which will be borne by the company are estimated to be as follows:

Securities and Exchange Commission registration fee

SEC Registration Fee                         $5,407.10
Legal Services                                8,000.00
Accounting Services                           2,500.00
Blue Sky fees  and expenses                     500.00
Printing                                      5,000.00
Miscellaneous                                 1,000.00
                                              ---------
                            Total           $22,407.10


All of the above expenses except the registration fee are estimated.

Item 15.  Indemnification of Directors and Officers

         The company's Certificate of Incorporation provides in Article Fourth that no director of the company shall be liable to the company or any of its shareholders for damages for breach of any duty owed to the company or its shareholders except for liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the company or its shareholders, (ii) not in good faith or involving a knowing violation of law, or
(iii) resulting in receipt by such person of an improper personal benefit.


Item 16.  Exhibits

           5      Opinion and consent of McLaughlin & Stern, LLP

         23.1     Consent of Wiss & Company, LLP

         23.2     Consent of McLaughlin & Stern, LLP filed as part of Exhibit 5

Item 17.  Undertakings

         Paragraph  designations  correspond to  designations in Regulation S-B,
Item 512.

         (a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(5) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registration pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March __, 1999.


                                            GENISYS RESERVATION SYSTEMS, INC.


                  By:_________________________________________
                           Lawrence E. Burk, President and
                             Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                     Title                                Date

_________________             Director, President and            3/__/99
Lawrence E. Burk              Chief Executive Officer

_________________             Director                           3/__/99
Harry Shuster

__________________            Director, Secretary,               3/ __/99
John H. Wasko                 Treasurer and
                              Chief Financial Officer

__________________            Director                           3/__/99
S. Charles Tabak

__________________            Director and                       3/__/99
Warren D. Bagatelle           Chairman

___________________           Director                           3/__/99
David W. Sass

___________________           Director                           3/__/99
Brian Shuster